  Exhibit 10.1

SEPARATION AND CONSULTING AGREEMENT

This AGREEMENT (“Agreement”) made this October 26, 2009 (the “Effective Date”), between Darling International Inc., a Delaware corporation (including its successors and assigns, the “Company”), and Mark A. Myers (the “Executive”).

WHEREAS, the Executive desires to retire and terminate his employment with the Company and its subsidiaries and affiliates effective January 3, 2010, but continue to provide consulting services to the Company; and

WHEREAS, the Company desires to retain the Executive as a consultant in consideration for Executive’s observance of the restrictive covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged; and

WHEREAS, except as provided herein, the Company and the Executive desire to release any and all claims against each other relating to the Executive’s prior employment with the Company;

NOW, THEREFORE, in consideration of the mutual covenants set forth below, the Company and the Executive hereby agree as follows:

1. Termination of Employment.  Executive acknowledges that he will voluntarily resign from his employment with the Company and its subsidiaries and affiliates (the “Company Group”) as of January 3, 2010 (the “Resignation Date”).

2. Accrued Obligations.  In connection with Executive’s termination of employment with the Company Group, Executive is entitled to receive the following accrued obligations, which shall be paid as soon as practicable following the Resignation Date:  (i) all salary earned or accrued but not yet paid through the Resignation Date; (ii) reimbursement for any and all business expenses incurred prior to the Resignation Date, subject to the terms of the Company’s reimbursement policy, (iii) payment for any earned and accrued, but unused, vacation days, and (iv) any other benefits required by law.

3. Consulting Services.

a.           Services.  Executive shall provide consulting services (the “Services”) to the Company commensurate with his status and experience as the former Executive Vice President and Chief Operating Officer of Midwest Rendering with respect to such matters as shall be reasonably requested from time to time by the Company’s Chief Executive Officer or such other person whom the Chief Executive Officer may designate (or if there is no Chief Executive Officer, the person performing a similar function).  Executive shall devote such time to the Services as may reasonably requested, which may vary week-to-week and shall not exceed sixty (60) hours per month on average.  Following a request by the Company, Executive and the Company shall mutually determine the time and location at which he shall perform such services.  Consultant shall obey all laws in connection with the performance of his duties hereunder and shall act in a manner that reflects favorably at all times on the good name, goodwill and reputation of the Company.

b.           Term.  As used herein, “Consultancy Period” means the period commencing as of the Resignation Date and ending on January 2, 2012.

c.           Relationship of Parties.  In rendering the Services pursuant to this Agreement, the parties acknowledge and agree that Executive is acting only as an independent contractor, and nothing contained in this Agreement shall be construed to (i) give the Company the authority to direct and control Executive’s day-to-day activities or (ii) allow Executive to create or assume obligations on behalf of or otherwise bind the Company.  Executive shall not be entitled to any employee benefits or compensation during the Consultancy Period, except as expressly provided in this Section 3.

d.           Compensation.

i.           Executive shall receive a payment of $17,175 per month during that portion of the Consultancy Period that he is covered under the Company’s health benefit plan and $15,200 per month during that portion of the Consultancy Period that he is not covered under the Company’s health benefit plan (the “Consultancy Fee”).  The Consultancy Fee shall be paid in installments in accordance with the Company’s normal payroll practices.  Payment of the Consulting Fee shall cease upon Executive’s death or Disability.  For purposes of this Agreement, “Disability” shall mean any medically determinable physical or mental impairment resulting in Executive’s inability to perform the Services, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six (6) months.

ii.           Executive shall be eligible to receive a 2009 annual incentive bonus to the extent it is earned under the terms of the Company’s annual incentive bonus plan.  The Executive’s annual incentive bonus (if any) shall be paid in cash in accordance with the terms of the annual incentive plan and at the same time that other participants in the plan are paid.

iii.           Executive shall be eligible to receive a cash award in lieu of any equity grants pursuant to the Company’s 2009 long term incentive plan (the “2009 LTIP”).  Such cash award shall be payable only if and to the extent that Executive would have earned a restricted stock award under the 2009 LTIP had he remained an employee of the Company.  The amount of the cash award (if any) shall be equal in value to one fourth (1/4 th) of the restricted stock award (i.e. the portion of the restricted stock award that would have vested immediately upon grant) that Executive would have been eligible to receive if he had remained an employee of the Company.  Such cash award shall be paid at the same time that other participants in the 2009 LTIP receive their equity awards.  For avoidance of a doubt, Executive shall not eligible to receive any other cash or equity awards under the Company’s 2009 LTIP.

iv.           Executive shall make a coverage election under the Consolidated Omnibus Budget Reconciliation Act of 1986 (“COBRA”) to participate in the Company’s health benefit plan, beginning on the Resignation Date, and Executive shall pay the full cost of Executive’s COBRA premiums.  After Executive ceases to be eligible for COBRA coverage, the Company shall reimburse Executive for the actual cost of comparable coverage up to a maximum of $1,800 per month until the earlier of (A) that time Executive becomes eligible to receive substantially similar health benefits from a subsequent employer and (B) the expiration of the Consultancy Period.

v.           The Company shall continue to provide Executive with supplemental life insurance and disability coverage during the Consultancy Period.  The Company shall be solely responsible for all costs of such insurance coverage, including, without limitation, the payment of all premiums.

vi.           The Company shall reimburse Executive for reasonable and customary business expenses incurred in connection with the performance of his duties hereunder in accordance with the Company’s policies.

vii.           Executive accepts the exclusive and sole responsibility and liability for payment of any and all taxes and insurance (including but not limited to employment insurance and/or disability insurance) Executive may owe any governmental authority, with respect to or on account of any payments made or actions taken by the Company with respect to this Section 3.

4. Restrictive Covenants.

a.           General.  The Executive acknowledges that as the Executive Vice President and Chief Operating Officer of Midwest Rendering, his services are of a special, unique and extraordinary character and that his position with the Company places him in a position of confidence and trust with the Company Group’s customers, suppliers, directors, officers, employees, shareholders and agents.  In view of the Company’s having provided Executive with access to and knowledge of the Company Group’s confidential, proprietary and trade secret information (“Proprietary Information”), and the Company providing Executive with specialized training, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Executive covenants and agrees as follows:

b.           Confidentiality.  Executive acknowledges that the continued success of the Company Group depends upon the use and protection of Proprietary Information.  Executive further acknowledges that the Proprietary Information obtained by him during the course of his employment with the Company Group (including any of its predecessors prior to being acquired by the Company) and during the Consultancy Period concerning the business or affairs of the Company Group (including its predecessors prior to being acquired by the Company) is the property of the Company Group.  Therefore, Executive agrees that he will not disclose to any unauthorized person or use for his own account or for the account of any third party any Proprietary Information, whether or not such information is developed by him, without the Company’s written consent, unless and to the extent that the Proprietary Information (i) was known to the public at the time it was disclosed to Executive, (ii) becomes generally known to the public other than as a result of Executive’s acts or omissions to act or (iii) is required to be disclosed pursuant to any applicable law, regulation or legal process (provided that Executive provides the Company with prior notice of the required disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information).

c.           Non-Competition.  During the two (2) year period following the Resignation Date, Executive will not be directly or indirectly involved as an owner, officer, director, employee, contractor, advisor or agent of any business to the extent any such business offers, sells, distributes, develops or is otherwise involved in any product or service that is competitive with any of the Company Group’s products or services (whether existing or planned for the future) that Executive was involved with, or had Proprietary Information regarding, during his employment with the Company or during the Consultancy Period.  Because the Company Group’s business competes on a national basis, Executive understands and acknowledges that his obligations hereunder shall apply anywhere in the United States of America.  Notwithstanding the foregoing, it shall not be a violation of this Agreement for the Executive to have beneficial ownership of less than 1% of the outstanding amount of any class of securities of any enterprise (but without otherwise participating in the activities of such enterprise) if such securities are listed on a national securities exchange or quoted on an inter-dealer quotation system.  Executive further agrees that he will not circumvent the purpose of any restriction by engaging in business outside the geographic region covered by the above definition through remote means such as telephone, correspondence or computerized communication.

d.           Non-Solicitation.  During the two (2) year period following the Resignation Date, Executive will not directly or indirectly solicit, induce or encourage any of the Company Group’s actual or prospective customers, suppliers or distributors, during the period of his employment or during the Consultancy Period (i) to reduce, terminate or otherwise alter any business relationship such customer, supplier or distributor has or may have with the Company Group or (ii) to conduct business with any business in the same or similar businesses as the Company Group, other than the Company Group.

e.           Non-Raiding.  During the two (2) year period following the Resignation Date, Executive shall not interfere with or disrupt the business of the Company Group by raiding (or attempting to raid) any of the Company Group ’s employees.  For purposes of this Section 4(e), raiding shall be defined as (i) inducing any employee of the Company Group to breach any contractual arrangement such employee may have with the Company Group or (ii) soliciting or inducing any employee to end his or her employment relationship with the Company Group by any other means.

f.           Acknowledgements.  The Company and Executive specifically reaffirm the choice of law provisions set forth in Section 11 of the Agreement.  Notwithstanding the foregoing, Executive consents and agrees that if Executive violates or threatens to violate any of the provisions of Section 4 hereof, the Company would sustain irreparable harm and, therefore, the Company shall be entitled to obtain from any court of competent jurisdiction, without posting any bond or other security, temporary, preliminary and permanent injunctive relief as well as damages and an equitable accounting of all earnings, profits and other benefits arising from such violation, which rights shall be cumulative and in addition to any other rights or remedies in law or equity to which Company may be entitled.  Moreover, if any provision or clause of this Section 4, or portion thereof, shall be held by a court of competent jurisdiction to be illegal, void, unreasonable or unenforceable, the remainder of such provisions shall not thereby be affected and shall be given full force and effect, without regard to the invalid portion.  It is the intention of the parties that, if a court construes any provision or clause of this Agreement, or any portion thereof, to be illegal, void, unreasonable or unenforceable because of the duration of such provision or the area or matter covered thereby, such court shall modify the duration, area, or matter of such provision and, in its modified form, such provision shall then be enforceable and shall be enforced to the fullest extent of law.

5. Return of Property.  Executive agrees that, upon the Resignation Date, the Executive will return to the Company, in good condition, all property of the Company Group, including without limitation, keys; building access cards; computers; cellular telephones; the originals and all copies (in whatever format) of all management, training, instructional, marketing, promotional, pricing, strategic, routing and selling materials; financial information; vendor, owner, manager and product information; customer lists; other customer information; and all other selling, service and trade information and equipment.  Notwithstanding the foregoing, (a) Executive may keep his laptop computer and cellular telephone, provided, that, the Company shall remove all Proprietary Information and certain software from the computer and cellular telephone, (b) Executive may keep his current cellular phone number and calling plan if the phone number and calling plan may be transferred under the terms of such calling plan, and (c) the Company shall forward all emails sent to Executive’s Company email address during the six month period immediately following the Resignation Date to Executive (at a new email address to be provided by Executive).

6. Non-Disparagement.  The Company Group and the Executive hereby mutually covenant and agree that neither party will at any time during or after the Resignation Date, directly or indirectly, orally, in writing or through any medium including, but not limited to, the press or other media, computer networks or bulletin boards, or any other form of communication) disparage, defame, or otherwise damage or assail the reputation, integrity or professionalism of either party.  For the purposes of this Section 6, the Company shall include the Company Group and any of its directors or officers.  Notwithstanding the foregoing, this prohibition does not apply to statements made in the course of sworn testimony in administrative, judicial or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

7. Release.  Executive acknowledges and agrees that all payments and benefits provided for hereunder are subject to Executive signing and not revoking the Release attached hereto as Exhibit A (the “Release”) on the Resignation Date.  Executive further acknowledges and agrees that, in the event that he does not execute or revokes the Release, this Agreement shall be null and void ab initio and shall have no force or effect, and he shall have no right to receive any payment or benefit contained herein.

8. Consultation with Attorney; Voluntary Agreement.  The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement.  Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement, the Release and, specifically, the General Release in Exhibit A attached hereto, with an attorney.  Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Exhibit A attached hereto.  Executive acknowledges and agrees that the payments to be made to Executive pursuant to this Agreement are sufficient consideration to require him to abide with his obligations under this Agreement and the Release, including but not limited to the General Release set forth in Exhibit A.  Executive represents that he has read this Agreement and the Release, including the General Release set forth in Exhibit A, and understands its terms and that he enters into this Agreement and the Release freely, voluntarily, and without coercion.

9. Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

10. Waiver.  No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

11. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Iowa, without reference to its choice of law rules.

12. Withholding.  The Company shall deduct or withhold, or require the Executive to remit to the Company, the minimum statutory amount to satisfy federal, state or local taxes required by law or regulation to be withheld with respect to any benefit provided hereunder.

13. Attorneys Fees.  Each party shall pay its own costs and expenses associated with entering into this Agreement and the Release, including legal and other professional fees, provided, that, the Company shall reimburse Executive for reasonable attorneys’ fees not to exceed $5,000 incurred by Executive in connection with the preparation and negotiation of this Agreement.

14. Entire Agreement.  This Agreement and the Release constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.  Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement or the Release.  This Agreement and the Release may not be altered or modified other than in a writing signed by Executive and an authorized representative of the Company.

15. Headings.  All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision hereof.

16. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

17. Section 409A.

a.           Compliance.  The intent of the parties is that payments and benefits under this Agreement comply with Section 409A of the Code (“Section 409A”) and, accordingly, to the maximum extent permitted, the Agreement shall be interpreted to be in compliance therewith.  The Parties acknowledge and agree that the interpretation of Section 409A and its application to the terms of this Agreement is uncertain and may be subject to change as additional guidance and interpretations become available.  Anything to the contrary herein notwithstanding, all benefits or payments provided by the Company to Executive that would be deemed to constitute “nonqualified deferred compensation” within the meaning of Section 409A are intended to comply with Section 409A.  If, however, any such benefit or payment is deemed to not comply with Section 409A, the Company and Executive agree to renegotiate in good faith any such benefit or payment so that either (i) Section 409A will not apply or (ii) compliance with Section 409A will be achieved; provided, however, that any resulting renegotiated terms shall provide to Executive the after-tax economic equivalent of what otherwise has been provided to Executive pursuant to the terms of this Agreement, and providedfurther, that any deferral of payments or other benefits shall be only for such time period as may be required to comply with Section 409A.  In no event whatsoever shall the Company be liable for any tax, interest or penalties that may be imposed on Executive by Section 409A of the Code or any damages for failing to comply with Section 409A.

b.           Payments for Reimbursements and In-Kind Benefits.  All reimbursements for costs and expenses under this Agreement shall be paid in no event later than the end of the calendar year following the calendar year in which the Executive incurs such expense.  With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A of the Internal Revenue Code, (i) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (ii) the amount of expenses eligible for reimbursements or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year, provided, however, that the foregoing clause (ii) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect.

c.           Payments within Specified Number of Days.  Whenever a payment under this Agreement specifies a payment period with reference to a number of days (e.g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.

d.           Installments as Separate Payment.  If under this Agreement, an amount is paid in two or more installments, for purposes of Section 409A, each installment shall be treated as a separate payment.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

Darling International Inc.

By:____/s/ Randall C. Stuewe___________  Date: __October 26, 2009________

     Name:    Randall C. Stuewe
     Title:    Chief Executive Officer

By:____/s/  Mark A. Myers__________ __  Date: __October 26, 2009________

     Mark A. Myers

Exhibit A

RELEASE AGREEMENT

This RELEASE AGREEMENT (“Agreement”) made this January 3, 2010 (the “Effective Date”), between Darling International Inc., a Delaware corporation (including its successors and assigns, the “Company”), and Mark A. Myers (the “Executive”).

1.	Release.

a.           In consideration of the Consultancy Fee to be paid by the Company pursuant to the Separation and Consulting Agreement, Executive, on behalf of himself and his heirs, executors, devisees, successors and assigns, knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, shareholders, agents, representatives and employees, and each of their heirs, executors, successors and assigns (collectively, the “Releasees”), from any and all debts, demands, actions, causes of action, accounts, covenants, contracts, agreements, claims, damages, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Executive ever had, now has, or may hereafter claim to have against the Releasees by reason of any matter or cause whatsoever arising from the beginning of time to the time he signs this Agreement (the “General Release”).  This General Release of Claims shall apply to any Claim of any type, including, without limitation, any and all Claims of any type that Executive may have arising under the common law, under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Older Workers Benefit Protection Act, the Americans With Disabilities Act of 1967, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Sarbanes-Oxley Act of 2002, each as amended, and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, agreement, contract, understanding or promise, written or oral, formal or informal, between any of the Releasees and Executive, including but not limited to the Senior Executive Termination Benefits Agreement between the Company and Executive effective December 31, 2007, as amended, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Executive’s employment relationship, or the termination of his employment, with the Company Group.

b.           For the purpose of implementing a full and complete release, Executive understands and agrees that this Agreement is intended to include all claims, if any, which Executive or his heirs, executors, devisees, successors and assigns may have and which Executive does not now know or suspect to exist in his favor against the Releasees, from the beginning of time until the time he signs this Agreement, and this Agreement extinguishes those claims.

c.           In consideration of the promises of the Company set forth in the Separation and Consulting Agreement, Executive hereby releases and discharges the Releasees from any and all Claims that Executive may have against the Releasees arising under the Age Discrimination Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”).  Executive acknowledges that he understands that the ADEA is a federal statute that prohibits discrimination on the basis of age in employment, benefits and benefit plans.  Executive also understands that, by signing this Agreement, he is waiving all Claims against any and all of the Releasees.

d.           Except as provided in Section 2, Section 3, Section 5, and Section 13 of the Separation and Consulting Agreement, Executive acknowledges and agrees that the Company has fully satisfied any and all obligations owed to him arising out of his employment with or termination from the Company Group, and no further sums or benefits are owed to him by the Company or by any of the other Releasees at any time.

2. Consultation with Attorney; Voluntary Agreement.  The Company advises Executive to consult with an attorney of his choosing prior to signing this Agreement.  Executive understands and agrees that he has the right and has been given the opportunity to review this Agreement and, specifically, the General Release in Section 1 above, with an attorney.  Executive also understands and agrees that he is under no obligation to consent to the General Release set forth in Section 1 above.  Executive acknowledges and agrees that the payments to be made to Executive pursuant to the Separation and Consulting Agreement are sufficient consideration to require him to abide with his obligations under this Agreement, including but not limited to the General Release set forth in Section 1.  Executive represents that he has read this Agreement, including the General Release set forth in Section 1, and understands its terms and that he enters into this Agreement freely, voluntarily, and without coercion.

3. Effective Date; Revocation.  Executive acknowledges and represents that he has been given twenty-one (21) days during which to review and consider the provisions of this Agreement and, specifically, the General Release set forth in Section 1 above.  Executive further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Agreement for a period of seven (7) days after signing it.  Executive acknowledges and agrees that, if he wishes to revoke this Agreement, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. Eastern Time on the seventh (7th) day of the revocation period.  If no such revocation occurs, the General Release and this Agreement shall become effective on the eighth (8th) day following his execution of this Agreement.  Executive further acknowledges and agrees that, in the event that he revokes this Agreement, the Separation and Consulting Agreement shall be null and void ab initio and shall have no force or effect, and he shall have no right to receive any payment contained therein.

4. Severability.  In the event that any one or more of the provisions of this Agreement shall be held to be invalid, illegal or unenforceable, the validity, legality and enforceability of the remainder of the Agreement shall not in any way be affected or impaired thereby.

5. Waiver.  No waiver by either party of any breach by the other party of any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of any other provision or condition at the time or at any prior or subsequent time.  This Agreement and the provisions contained herein shall not be construed or interpreted for or against either party because that party drafted or caused that party’s legal representative to draft any of its provisions.

6. Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Iowa, without reference to its choice of law rules.

7. Entire Agreement.  This Agreement and the Separation and Consulting Agreement constitute the entire agreement and understanding of the parties with respect to the subject matter herein and supersedes all prior agreements, arrangements and understandings, written or oral, between the parties.  Executive acknowledges and agrees that he is not relying on any representations or promises by any representative of the Company concerning the meaning of any aspect of this Agreement or the Separation and Consulting Agreement.  This Agreement and the Separation and Consulting Agreement may not be altered or modified other than in a writing signed by Executive and an authorized representative of the Company.

8. Headings.  All descriptive headings in this Agreement are inserted for convenience only and shall be disregarded in construing or applying any provision hereof.

9. Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the dates set forth below.

Darling International Inc.

By:_________________  Date: _____________

     Name:
     Title:

By:____ _________ __  Date: ___          _______

     Mark A. Myers